UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 1, 2012

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

4 Autumnwood Court, The Woodlands, Texas 77380
(Address of principal executive offices and zip code)

(281) 363-0003
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers

On May 1, 2012, the board of directors of MetaStat, Inc. (the “Company”) appointed Warren C. Lau, the Company’s chief executive officer and president, to serve as the Company’s chief financial officer.  The position of chief financial officer had been vacant since the resignation of Mr. Harvey Judkowitz on February 27, 2012.

Mr. Lau, 57, has served as the Company’s president and chief executive officer, as well as a member of the Company’s board of directors, since February 27, 2012.  Since July 2009, Mr. Lau has also served as the president and chief executive officer of our wholly owned subsidiary, MetaStat BioMedical, Inc. (“MBM”), which the Company acquired on February 27, 2012.  From October 2005 to March 2008, Mr. Lau served as a director and as the founder, president and CEO of HoustonPharma, Inc., a biotechnology company located in Houston, Texas.   Mr. Lau was the founder of PharmaFrontiers Corp., a biotechnology company located in Houston, Texas, in February 2003 and served as a member of such company’s board of directors and as its president, chief executive officer and treasurer until July of 2004. In 2004, PharmaFrontiers acquired Opexa Pharmaceuticals. Mr. Lau was the founder of Adventrx Pharmaceuticals, Inc. in 1996.  He served as its president and CEO and as a member of its board of directors from July 1996 through November 2001. During his time as president and CEO, this company consummated two acquisitions, Immune Complex Corporation in 1997, which was later spun off to the shareholders, and Biokeys Pharmaceuticals, Inc. From November 1997 to September 1998, Mr. Lau served as a director of Immune Complex Corporation and Synthetic Genetics, Inc., privately held biotechnology companies.

Mr. Lau has no family relationships with any of the executive officers or directors of the Company.  During 2010, Warren C. Lau borrowed $39,268 from the Company, which was repaid in full during 2011. There have been no other transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Lau had, or will have, a direct or indirect material interest.

On August 1, 2010, MBM entered into an employment agreement with Mr. Lau to serve as its president and chief operating officer.  The agreement expires November 30, 2013. Pursuant to the agreement, Mr. Lau is to receive annual cash compensation of $125,000, $145,000 and $175,000 for the one year periods from August 1 through July 31, 2010, 2011 and 2012, respectively, and is eligible for an annual bonus to be determined by the Company’s board of directors.  Pursuant to the agreement, Mr. Lau must devote all of his business time to the Company and is subject to non-compete, confidentiality and non-solicitation covenants during the term of his employment with MBM and for one year subsequent to the termination of his employment with MBM.

In the event that Mr. Lau’s employment was terminated by MBM without cause or by a change in control (each as defined in the agreement), Mr. Lau is entitled to (i) all unpaid salary through termination, (ii) immediate vesting of all stock options, (iii) a severance payment equal to the sum of (a) two times Mr. Lau’s annual base salary for the prior fiscal year and (b) two times the annual bonus paid or payable in the prior fiscal year, (iv) all benefits available under MBM’s employee benefit programs to the extent applicable to senior executives voluntarily and amicably retiring from employment with MBM and (v) the greatest of (x) the full annual bonus for the entire year in which the termination takes place, or (y) the portion of the annual bonus earned from the first day of the fiscal year in which such termination occurred until the date of the change of control, or (z) the portion of the annual bonus earned from the first day of the fiscal year in which such termination occurred until the effective date of such termination.  If Mr. Lau dies during the term of the agreement his estate is entitled to three months of his base salary and any annual bonus through the month before his death.  If Mr. Lau is disabled during the term of the agreement, he is entitled to receive his base salary for three months, continue to receive benefits for three months and receive his prorated annual bonus, if any.

Item 9.01        Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with Warren C. Lau (1)

(1) Incorporated by reference to the Current Report on Form 8-K filed by the Company on March 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC.

By: /s/ Warren C. Lau
Name Warren C. Lau
Title: Chief Executive Officer

Dated: May 2, 2012